Exhibit 99.1
BENIHANA OF TOKYO, INC.
2005 KALIA ROAD
HONOLULU, HAWII 96815

July 16, 2010

By Facsimile and U.P.S.

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
Attn: Corporate Secretary

Re:	Notice of Stockholder Nomination of Individuals for Election as Directors at the 2010 Annual Meeting of Stockholders of Benihana Inc.

Dear Sir or Madam:

This letter serves as notice to Benihana Inc., a Delaware corporation (“Benihana” or the “Company”), as to the nomination by Benihana of Tokyo, Inc. (“BOT”) of nominees for election to the Company’s Board of Directors (the “Benihana Board”) as common stock directors at the 2010 annual meeting of stockholders of Benihana, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2010 Annual Meeting”).

This letter and the Exhibit attached hereto are collectively referred to as the “Notice.”  As of the close of business on July 15, 2010, BOT was the beneficial owner of 2,153,744 shares of Common Stock, par value $0.10 per share (the “Common Stock”), of Benihana, 2,148,252 shares of which are held of record, and 525 shares of Class A Common Stock, par value $0.10 per share (the “Class A Stock”).  Through this Notice, BOT hereby nominates and notifies you of its intent to nominate Michael W. Kata and Kenneth J. Podziba as Common Stock nominees (each a “Common Stock Nominee” and collectively, the “Common Stock Nominees”) to be elected to the Benihana Board as Class III Common Stock directors at the 2010 Annual Meeting.  BOT believes that the terms of three (3) Class III directors currently serving on the Benihana Board expire at the 2010 Annual Meeting, two (2) of whom are elected by the holders of Common Stock.  To the extent that there are in excess of three (3) vacancies on the Benihana Board to be filled by election at the 2010 Annual Meeting (and in excess of two (2) vacancies to be filled by election by the holders of Common Stock) or Benihana increases the size of the Benihana Board above its existing size, BOT reserves the right to nominate additional nominees to be elected to the Benihana Board at the 2010 Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of BOT that any attempt to increase the size of the Benihana Board or to reconstitute or reconfigure the classes on which the current directors serve would constitute an unlawful manipulation of Benihana’s corporate machinery.  If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of either of the Common Stock Nominees nominated by BOT at the 2010 Annual Meeting, or if any individual Common Stock Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Common Stock Nominee and as to any replacement Common Stock Nominee(s) selected by BOT.

The information concerning BOT and the Common Stock Nominees required by Article 3, Section 1 of Benihana’s By-Laws (the “Bylaws”) is set forth below.

A.	As to each Common Stock Nominee:

i.	The name, age, business address and residence address of each Common Stock Nominee:

Name	Age	Business Address	Residence Address

Michael W. Kata	58	560 South Lake Dasha Drive Plantation, Florida 33324	560 South Lake Dasha Drive Plantation, Florida 33324

Kenneth J. Podziba	46	422 East 72nd Street New York, New York 10021	422 East 72nd Street New York, New York 10021

ii.	The principal occupation or employment of each Common Stock Nominee:

Michael W. Kata is Vice President of Benihana Ono Restaurant Holdings B.V. (“Benihana Ono”) and special consultant to the Board of Supervisory Directors of Benihana Ono.

Kenneth J. Podziba is the President and Chief Executive Officer of Bike New York and a Vice President of BOT.

iii.	The class and number of shares of Benihana which are beneficially owned by each Common Stock Nominee:

Name	Beneficial Ownership

Michael W. Kata	0 shares of Common Stock owned directly and 0 shares of Class A Stock owned directly

Kenneth J. Podziba	0 shares of Common Stock owned directly and 0 shares of Class A Stock owned directly1

1Kenneth J. Podziba, as a Trustee of the Trust, the sole shareholder of BOT, with shared voting and dispositive authority over the shares of Common Stock and Class A Stock beneficially owned by BOT, may be deemed to beneficially own the shares of Common Stock and Class A Stock beneficially owned by BOT.  Mr. Podziba disclaims beneficial ownership of such shares of Common Stock and Class A Stock, except to the extent of his pecuniary interest therein.

Each of the Common Stock Nominees, BOT, and the Trust U/A June 8, 1998, Between Rocky H. Aoki, as Grantor, and Kevin Aoki, Kana Aoki Nootenboom f/k/a Kana Grace Aoki, Kyle Aoki and Kenneth Podziba, as Trustees (the “Trust” and with the Common Stock Nominees and BOT, collectively, the “Group”), as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to beneficially own the shares of Common Stock and Class A Stock owned in the aggregate by the other members of the Group.  Each member of the Group disclaims beneficial ownership of such shares of Common Stock and Class A Stock not directly owned by them or it, except to the extent of their or its pecuniary interest therein.  The following table provides information relating to the beneficial ownership of shares of Common Stock and Class A Stock of Benihana by each member of the Group other than the Common Stock Nominees, which the Common Stock Nominees may be deemed to beneficially own.

Name	Beneficial Ownership

BOT	2,153,744 shares of Common Stock owned directly, 2,148,252 shares of which are held of record, and 525 shares of Class A Stock

The Trust	2,153,744 shares of Common Stock and 525 shares of Class A Stock (consisting of shares of Common Stock and Class A Stock owned directly by BOT)

iv.
Any other information relating to the Common Stock Nominees that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation each Common Stock Nominees written consent to being named in the proxy statement as a nominee and to serving as a director if elected):

Michael W. Kata has served as Vice President of Benihana Ono and as special consultant to the Board of Supervisory Directors since August 2006.  In his capacity as Vice President and special consultant, Mr. Kata provides advice to the board of directors and direct reporting to Benihana Ono’s shareholders.  Mr. Kata is also responsible for developing and administering Benihana Ono’s franchise program.  From May 2003 to July 2006, Mr. Kata was an independent consultant.  Prior to May 2003, Mr. Kata served as President and Chief Operating Officer of BOT.  Mr. Kata has served in various positions with the BOT organization since 1973.  During his time within the BOT organization, Mr. Kata has overseen the opening of restaurants in four different countries, worked on BOT’s successful securities registration and offering and orchestrated a joint venture between BOT and a Japanese conglomerate for further expansion by BOT in Europe.  Mr. Kata is an alumnus of Bryant College, majoring in accounting.  Mr. Kata’s nearly four decades of experience within the BOT organization has given him extensive knowledge and a broad background in the restaurant industry.  As a director Mr. Kata would bring experience and skills relevant to Benihana’s operations.  Mr. Kata is a citizen of the United States.

Kenneth J. Podziba has served as President and Chief Executive Officer of Bike New York, a not-for-profit organization that promotes bicycling and bicycle safety through education, public events and collaboration with community and government organizations, since January 2010.  In addition, Mr. Podziba has served as a Vice President and a director of BOT, the largest shareholder of Benihana, since 2005.  From February 1998 to January 2010, Mr. Podziba served as the New York City Sports Commissioner.  As a result of serving as both Vice President and a director of BOT, Mr. Podziba has developed a firm understanding of Benihana and the issues facing the Company.  Mr. Podziba graduated from Syracuse University’s S.I. Newhouse School of Public Communications and Whitman School of Management and earned an M.S. from Columbia University’s School of Architecture, Planning and Preservation.  Mr. Podziba’s educational background, business experience and knowledge of Benihana make him highly qualified to serve as a director on the Benihana Board, to which he can bring valuable insight.  Mr. Podziba is a citizen of the United States.

No member of the Group, including the Common Stock Nominees, has made any purchases or sales of any securities of Benihana during the past two years.

Each of the Common Stock Nominees has consented to be named as a nominee in this Notice, to be named as a nominee in any proxy statement filed by BOT in connection with the 2010 Annual Meeting and to serve as a director of Benihana, if so elected.  Such consents are attached hereto as Exhibit A.

BOT has signed or intends to sign indemnification letter agreements pursuant to which it agrees to indemnify each of Messrs. Kata and Podziba against claims arising from the solicitation of proxies from Benihana stockholders in connection with the 2010 Annual Meeting and any related transactions.

The members of the Group intend to entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agree to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Benihana; (ii) the parties agree to solicit proxies or written consents to elect the Common Stock Nominees or any other persons designated by BOT as directors of Benihana and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”); and (iii) BOT agrees to bear all expenses incurred in connection with the Group’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

Except as set forth in this Notice (including the Exhibit hereto), (i) during the past 10 years, no Common Stock Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Common Stock Nominee directly or indirectly beneficially owns any securities of Benihana; (iii) no Common Stock Nominee owns any securities of Benihana which are owned of record but not beneficially; (iv) no Common Stock Nominee has purchased or sold any securities of Benihana during the past two years; (v) no part of the purchase price or market value of the securities of Benihana owned by any Common Stock Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Common Stock Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Benihana, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Common Stock Nominee owns beneficially, directly or indirectly, any securities of Benihana; (viii) no Common Stock Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Benihana; (ix) no Common Stock Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of Benihana’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Benihana or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Common Stock Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by Benihana or its affiliates, or with respect to any future transactions to which Benihana or any of its affiliates will or may be a party; and (xi) no Common Stock Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the 2010 Annual Meeting.  There are no material proceedings to which any Common Stock Nominee or any of his associates is a party adverse to Benihana or any of its subsidiaries or has a material interest adverse to Benihana or any of its subsidiaries.  With respect to each of the Common Stock Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

Other than as stated above, there are no arrangements or understandings between BOT and each Common Stock Nominee or any other person or persons pursuant to which the nominations described herein are to be made.

BOT, the Trust, and the Common Stock Nominees do not have a substantial interest in any matters to be acted upon at the 2010 Annual Meeting except as otherwise set forth herein.

B.	As to the stockholder giving this Notice:

i.	The name and address, as they appear on Benihana’s books, of such stockholder:

Name	Address

Benihana of Tokyo, Inc.	2005 Kalia Road Honolulu, Hawaii 96815

ii.	The class and number of shares of Benihana which are beneficially owned by such stockholder:

Name	Beneficial Ownership

Benihana of Tokyo, Inc.	2,153,744 shares of Common Stock owned directly, 2,148,252 shares of which are held of record, and 525 shares of Class A Stock

BOT, the Trust, and the Common Stock Nominees intend to solicit proxies in favor of the Common Stock Nominees at the 2010 Annual Meeting.  A representative of BOT intends to appear in person at the 2010 Annual Meeting to nominate the persons specified in this Notice for election to the Benihana Board.

*              *              *

Please address any correspondence to BOT, Attention: Kana Aoki Nootenboom, telephone (410) 707-4494, facsimile (808) 947-4174 (with a copy to counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steve Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222).  The giving of this Notice is not an admission that any procedures for notice concerning the nomination of directors to the Benihana Board are legal, valid or binding, and BOT reserves the right to challenge their validity.  If Benihana contends this Notice is incomplete or is otherwise deficient in any respect, please immediately provide written notice to BOT (with a copy to its counsel) setting forth the facts that Benihana contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, BOT will assume that Benihana agrees that this Notice complies in all respects with the requirements of the Bylaws.  BOT reserves the right to withdraw or modify this Notice at any time.

Very truly yours,

Benihana of Tokyo, Inc.

By:	/s/ Kana Aoki Nootenboom
	Name:	Kana Aoki Nootenboom
	Title:	Vice President

EXHIBIT A

COMMON STOCK NOMINEE CONSENTS

MICHAEL W. KATA
560 South Lake Dasha Drive
Plantation, Florida 33324

July 14, 2010

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
Attn: Corporate Secretary

Dear Sir or Madam:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Benihana of Tokyo, Inc. (“Benihana of Tokyo”), of its intention to nominate the undersigned as a director of Benihana Inc. at the 2010 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Benihana of Tokyo in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of Benihana Inc. if elected at the Annual Meeting.

Very truly yours,

/s/ Michael W. Kata

Michael W. Kata

KENNETH J. PODZIBA
422 East 72nd Street
New York, New York  10021

July 15, 2010

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
Attn: Corporate Secretary

Dear Sir or Madam:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Benihana of Tokyo, Inc. (“Benihana of Tokyo”), of its intention to nominate the undersigned as a director of Benihana Inc. at the 2010 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), (ii) being named as a nominee in any proxy statement filed by Benihana of Tokyo in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of Benihana Inc. if elected at the Annual Meeting.

Very truly yours,

/s/ Kenneth J. Podziba

Kenneth J. Podziba